Exhibit 10.1

Memorandum of Understanding

We are presenting an agreement in principle between Corinthian Colleges, Inc. and its subsidiaries (“Corinthian”) and the U.S. Department of Education (“the Department”) that will be followed up by Corinthian presenting the Department an operating agreement (the “Operating Agreement”) that is agreeable to the Department no later than July 1, 2014.

As a condition for the release of the Immediate $16 million (defined below) of student financial assistance funds under Title IV of the Higher Education Act of 1965, as amended (the amount of funds Corinthian has indicated is needed to meet necessary and appropriate expenses through June 27), the Department proposes this Memorandum of Understanding (the “MOU”) for the implementation of a Transition Plan (the “Plan”) that will result in the sale of certain of the Corinthian institutions that are participants in the Title IV Programs (the “Institutions”) and the teaching out of other Institutions owned by Corinthian, in an agreed upon manner and over an agreed upon period of time as set forth in this MOU.

Corinthian will provide, in a timely manner, the outstanding data requested by the Department, and as committed to by Corinthian in an email dated June 17, 2014.  Corinthian and the Department will issue mutually agreeable public statements (consistent with Corinthian’s obligations under federal securities laws) by June 23, 2014.

Agreed Statement of Principles

•                  Students will be given an opportunity to complete their education without material interruption, change or additional cost.

•                  Faculty and staff will be treated in a manner that causes minimal personal and financial disruption.

•                  The Plan will consider the value of the schools for students, employees, and taxpayers, and respect the interests of the government and Corinthian’s federal and state law obligations (including fiduciary duties) and contractual obligations.

•                  The definitive agreements for any Sales Schools (as defined below) contemplated by this plan are intended to be executed within approximately 6 months from the signing of this MOU.

•                  Within thirty (30) days from the date hereof, Corinthian shall prepare and deliver to the Department the teach-out plans for all U.S. locations that participate in the Title IV Program.  These plans may include agreements with other institutions to take over the teach-out process.

•                  Corinthian will make disclosures to be agreed upon in the Operating Agreement to any new or prospective students seeking to enroll after the date of this MOU in schools that the Department determines are ineligible for Title IV participation or deny recertification for Title IV participation.

Immediate Funding

•                  The Department’s current HCM-1 disbursement method for Corinthian and the attendant 21-day disbursement delay will remain in effect unless further modified by the Department based upon continuing review of the Corinthian institutions or upon the signing of the Operating Agreement.  The Operating Agreement will provide for appropriate continued disbursements of Title IV funds to permit Corinthian to fund its operations in the ordinary course and effectuate the principles of this MOU.

•                  Effective immediately, the Department will allow Corinthian to immediately draw down $6.5 million of Title IV student aid funds for student rosters that it previously submitted and immediately draw down (consistent with the Department’s ordinary course processing times) an additional $9.5 million for student rosters that it will submit to the Department on or before June 27, 2014 (the “Immediate $16 million”).

•                  The agreement to provide immediate funding described herein is conditioned on substantiation by Corinthian, on timely demand by the Department, that the data submitted is accurate and that it is entitled to the Title IV student aid funds it claims, and any further funding will be conditioned on the results of the  Department’s subsequent timely review of this data. The Department’s requests for substantiation of the accuracy of data submitted shall be consistent with ordinary course HCM-1 disbursement processing and the data elements described in the second succeeding bullet point below.

•                  The use of the Immediate $16 million in Title IV student aid funds shall be used only for ordinary course liabilities (not including debt repayment), and shall not be used for extraordinary bonuses or settlement of lawsuits or investigations by other federal or state agencies, and the Monitor (as defined below) shall review disbursements related to the Immediate $16 million.

•                  Corinthian will provide a list of eligible students for whom disbursements will be requested, including for each student: OPEID of the institution the student is attending, Name, Social Security Number, Date of Enrollment, Expected Graduation Date, Prior Disbursement Amounts by Program, and Current Disbursement Amounts by Program.

Appointment of Monitor

•                  Corinthian will promptly (and in no event later than two weeks after execution of the Operating Agreement) contract with an independent, experienced compliance and business monitor (the “Monitor”) who is acceptable to the Department, and whose duties will be specified in a separate agreement between Corinthian and the Department.

•                  The Monitor will have full and complete access to Corinthian personnel and budgets, including financial forecasts, results of operations and cash receipts and disbursements (including, without limitation, disbursements of the Immediate $16 million) and any and all documents Corinthian is providing to potential buyers, accreditors and the Department.

•                  The Monitor will regularly provide documents and report to the Department on Corinthian’s progress in fulfilling the terms of the Operating Agreement and will provide contemporaneous access to the Department to all data described above.

Enrollment of New Students

•                  Corinthian will  continue new student enrollments in the ordinary course from the date hereof until execution of the Operating Agreement, at which time Corinthian shall promptly (and in no event more than one week after execution of the Operating Agreement) discontinue enrollments in any schools designated as teach-out schools (the “Teach-out Schools”).  From the date hereof until the execution of the Operating Agreement, Corinthian shall not draw Title IV funds for new students.  Following execution of the Operating Agreement, Corinthian shall provide prompt notice to all students attending the Teach-out Schools of the intent to teach out those schools.  With respect to new students who have enrolled between the date hereof and the execution of the Operating Agreement, Corinthian shall provide such new students with the opportunity to either (i) discontinue their education at Teach-out School, and Corinthian shall forgive entirely any tuition or other fees charged during the period, or (ii) the students shall be free to continue their education in the ordinary course.

•                  The Department will continue its ongoing review of Corinthian’s institutions for compliance with standards of administrative capability.  If — whether through a recertification process, program review, or otherwise — the Department determines that one or more Corinthian institutions has failed to demonstrate administrative capability, the Department retains all regulatory authority with respect to such schools.

•                  Corinthian will provide refunds to any to new students enrolling after the date of this MOU in schools that the Department determines are ineligible for Title IV participation or deny recertification for Title IV participation.

Sale of Schools

•                  As stipulated by statute and regulation, the Department retains all regulatory and statutory authority to approve or deny any transactions.

•                  Corinthian will promptly after the execution of the Operating Agreement begin a sales process for the schools designated in the Operating Agreement (the “Sales Schools”).  Corinthian anticipates that the sales process will last between 4 months and 6 months. Promptly after execution of any definitive agreements, Corinthian will work with the acquirors to seek approval of a change in ownership from the Department and appropriate accreditors and state licensing agencies.  The Department will review the application(s) for approval of a change in ownership from a purchaser of any school owned by Corinthian and its subsidiaries expeditiously and under standards generally applicable to changes of ownership.

•                  The purchaser of any schools owned by Corinthian and its subsidiaries must be acceptable to the Department.

•                  Corinthian must report to the monitor on a bi-monthly basis the status of any sales negotiations.

Teach-out Schools

•                  Corinthian will provide details of the teach-out plan, which includes funding mechanisms, for each of the Teach-out schools.

•                  Corinthian will suspend new enrollments at the Teach-out schools promptly after designation of such status.

•                  Corinthian will work with its accreditors, state licensing agencies and the Department in establishing a teach-out plan for each Teach-Out School, that includes an explanation of the funding mechanism proposed for the plan.

•                  The Department reserves its statutory and regulatory authority over the Teach-out Schools.

Coordination with States and Accreditors

•                  Corinthian will work closely with state licensing and accreditation agencies in the course of implementation of the Plan, in accordance with the requirements of each such agency.

Conclusion

•                  The Department has the right to review the Operating Agreement 3 months from its signing to determine further action pursuant to the Department’s statutory and regulatory authority.

•                  This MOU does not supersede any of the Department’s statutory and regulatory authorities and responsibilities.

ACKNOWLEDGED AND AGREED:

CORINTHIAN COLLEGES, INC.

/s/ Jack D. Massimino
Jack D. Massimino
Chairman of the Board and
Chief Executive Officer

U.S. DEPARTMENT OF EDUCATION

/s/ Ted Mitchell
Ted Mitchell
Under Secretary